UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2020

SUNESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51531	94-3295878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Oyster Point Boulevard, Suite 400 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	SNSS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K of Sunesis Pharmaceuticals, Inc. (the “Company”), on April 20, 2020, William P. Quinn informed the Company of his resignation as the Company’s Chief Financial Officer, Senior Vice President, Finance and Corporate Development, and Secretary, effective as of May 1, 2020. On April 29, 2020, the Company and Mr. Quinn entered into a consulting agreement, effective as of May 2, 2020 (the “Consulting Agreement”), under which Mr. Quinn will provide consulting services to the Company until December 31, 2020 or earlier termination. Pursuant to the Consulting Agreement, the options to purchase the Company’s common stock held by Mr. Quinn prior to his resignation will continue to vest through June 30, 2020, when vesting as to all of his options will cease. Mr. Quinn will have three months following the termination of the Consulting Agreement to exercise his vested options.  Except for the foregoing, all other rights and obligations with respect to Mr. Quinn’s equity will be as set forth in the applicable stock option agreement(s), grant notice(s) and plan documents.

The description of the Consulting Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Consulting Agreement, which will be filed as exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2020.

In conjunction with Mr. Quinn’s resignation, on April 28, 2020, the Board appointed Dayton Misfeldt, the Company’s interim Chief Executive Officer and member of the Board, as Principal Financial Officer and Secretary, effective May 1, 2020.

On April 28, 2020, the Board appointed Tina Gullotta, 46, as Vice President, Finance and Principal Accounting Officer of the Company, effective May 1, 2020. Ms. Gullotta joined the Company in August 2018 with extensive experience in accounting, finance, and investor relations in the biotech industry. Prior to joining the Company, Ms. Gullotta was the Corporate Controller and held various other management positions at Atara Biotherapeutics, Inc. a public immunotherapy company, from February 2014 to January 2018. Prior to joining Atara Biotherapeutics, Inc. Ms. Gullotta held financial management positions in various industries including retail and telecommunications, and began her career in the business assurance practice with PricewaterhouseCoopers LLP. Ms. Gullotta received a B.S.C. in Accounting from Santa Clara University.

In connection with her appointment as Vice President, Finance and Principal Accounting Officer, Ms. Gullotta’s annual base salary will be set at $253,000, and she will be eligible for an annual target bonus of 30% of her annual base salary.   Ms. Gullotta will also be granted an option to purchase 70,000 shares of our common stock on the last trading day of May 2020, in accordance with the Company’s stock option policy, subject to approval by the Compensation Committee. 25% of the shares subject to the option will vest on the first anniversary of the grant date, and the remaining shares vest in 36 equal monthly installments thereafter, until either the option is fully vested or Ms. Gullotta’s employment ends, whichever occurs first. The option will be governed in all respects by the terms of an Option Grant Notice and Option Agreement, and other applicable 2011 Equity Incentive Plan documents in forms previously approved by the Board and filed with the Securities and Exchange Commission.

Ms. Gullotta was not appointed as the Company’s principal accounting officer pursuant to any arrangement or understanding with any other person. Ms. Gullotta does not have any family relationships with any executive officer or director of the Company and she is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In connection with her appointment, Ms. Gullotta will enter into the Company’s standard indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNESIS PHARMACEUTICALS, INC.

Dated: May 1, 2020	By:	/s/ Dayton Misfeldt
Dayton Misfeldt
Interim Chief Executive Officer (Principal Executive and Principal Financial Officer)